UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 22, 2010
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On April 22, 2010, the registrant issued the following press release announcing financial results for the first quarter ended April 3, 2010:

News Release
Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY DELIVERS STRONG FIRST QUARTER

SALES AND EARNINGS GROWTH

    Sales Grow 11.5%
    Operating Income Improves $2.6 Million Compared to Prior Year
    Earnings of $0.01 in First Quarter 2010 Versus Loss of $0.06 in 2009

Lincoln, RI - April 22, 2010 - A.T. Cross Company (NASDAQ: ATX) today announced financial results for the first quarter ended April 3, 2010.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "We are very pleased with our first quarter performance.  Revenue growth was strong and our bottom line improved dramatically.  In the Cross Accessory Division, we saw growth in every region of the world and the business gift segment snapped back with orders and inquiries growing at a double digit rate.  Combined with the cost reductions we put in place last year this revenue growth provided significantly improved operating results."

Mr. Whalen continued, "The Cross Optical Group (COG) also had an impressive first quarter with revenue for both Costa and Native up and operating income 44% higher than last year.  Our sunglass business is moving into its peak season with momentum and we expect strong results as we move through the spring."

First Quarter 2010 Results

Consolidated sales for the first quarter of 2010 increased by 11.5% to $34.4 million compared to $30.8 million in the first quarter of 2009. The Cross Accessory Division (CAD) recorded revenue of $20.7 million, an increase of 10.4%, compared to last year. The Cross Optical segment reported a first quarter sales increase of 13.1% to $13.7 million, compared to last year. The Optical Group's revenue growth was driven by growth of both the Costa and Native brands.

Gross margin in the first quarter was 56.8% compared to 54.3% in last year's first quarter.

Operating expenses were $19.0 million, or 55.3% of sales in the 2010 first quarter, versus $18.8 million, or 61.1% of sales for the same period a year ago.

Operating income in the quarter was $0.5 million, as compared to an operating loss of $2.1 million in the first quarter of last year.

Net income for the first quarter was $0.2 million, or $0.01 per share, compared to a net loss of $0.9 million, or $0.06 per share, last year. In the first quarter of 2009 previously recorded tax liabilities were released lowering the estimated tax by approximately $0.9 million or $0.06 per share.

Mr. Whalen concluded, "Our year is off to a good start.  In 2009, we continued to invest in our strategies and we are now realizing the benefits of that resolve.  We are encouraged by our position and will work to enhance it as the year moves forward."

Guidance

As previously announced, the Company has provided 2010 guidance of earnings between $0.33 and $0.35 per share.

Conference Call

The Company's management will host a conference call today, April 22, 2010 at 4:30 PM Eastern Time. Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on this site, while a telephone replay of the call will be available beginning at 7:30 PM Eastern Time on April 22, 2010 through April 29, 2010 by dialing (800) 642-1687 or (706) 645-9291 for international callers, and entering the pass code of 68607731.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com , the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to a lowered cost base and the expected growth of the Company as the economy recovers). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the continued effect of the economic crisis and consumers' willingness to purchase discretionary items, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of April 22, 2010. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)
A. T. CROSS COMPANY CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
	Three Months Ended
	April 3, 2010	April 4, 2009

Net sales	$ 34,373	$ 30,840
Cost of goods sold	14,854	14,084
Gross Profit	19,519	16,756
Selling, general and administrative expenses	16,700	16,554
Service and distribution costs	1,628	1,612
Research and development expenses	665	619
Restructuring charges	-	60
Operating Income (Loss)	526	(2,089)
Interest and other expense	(277)	(591)
Income (Loss) Before Income Taxes	249	(2,680)
Income tax provision (benefit)	75	(1,731)
Net Income (Loss)	$ 174	$ (949)

Net Income (Loss) per Share:
Basic	$0.01	$(0.06)
Diluted	$0.01	$(0.06)
Weighted Average Shares Outstanding:
Basic	13,269	14,847
Diluted	13,355	14,847

	Three Months Ended
Segment Data:	April 3, 2010	April 4, 2009
Cross Accessory Division
Net Sales	$ 20,716	$ 18,765
Operating Loss	(591)	(2,863)

Cross Optical Group
Net Sales	$ 13,657	$ 12,075
Operating Income	1,117	774

A.T. CROSS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	April 3, 2010	April 4, 2009
Assets
Cash and cash equivalents	$ 10,015	$ 14,227
Short-term investments	-	2,495
Accounts receivable	24,958	22,967
Inventories	30,367	31,191
Deferred income taxes	4,351	4,332
Other current assets	7,240	8,838
Total Current Assets	76,931	84,050

Property, plant and equipment, net	15,601	15,380
Goodwill	15,279	15,279
Intangibles and other assets	11,650	12,913
Deferred income taxes	10,936	11,501

Total Assets	$ 130,397	$ 139,123

Liabilities and Shareholders' Equity
Short-term debt	$ 15,221	$ 0
Accounts payable and other current liabilities	21,928	21,254
Retirement plan obligations	2,198	2,276
Total Current Liabilities	39,347	23,530

Long-term debt	0	21,721
Retirement plan obligations	13,573	14,384
Deferred gain on sale of real estate	3,129	3,650
Other long term liabilities	1,042	2,023
Accrued warranty costs	1,467	1,332
Shareholders' equity	71,839	72,483

Total Liabilities and Shareholders' Equity	$ 130,397	$ 139,123

For information at A. T. Cross contact:
Kevin F. Mahoney
Senior Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: April 22, 2010	KEVIN F. MAHONEY (Kevin F. Mahoney) Senior Vice President, Finance Chief Financial Officer